Exhibit 21.1

LIST OF SUBSIDIARIES OF MYRIAD GENETICS, INC.

Company Name	Jurisdiction of Incorporation

Myriad Genetic Laboratories, Inc.[1]	Delaware

Myriad Therapeutics, Inc.[1]	Delaware

Myriad RBM, Inc.[1]	Delaware

Crescendo Bioscience, Inc.[1]	Delaware

Myriad GmbH[1]	Germany

Myriad Services GmbH[1]	Germany

Myriad Genetics Espana SL1	Spain

Myriad Genetics SAS[1]	France

Myriad Genetics S.r.l.[1]	Italy

Myriad Genetics GmbH[2]	Switzerland

Myriad Genetics LTD[2]	Great Britain

Myriad Genetics Canada Corp[2]	Canada

Myriad Genetics B.V.[1]	Netherlands

Myriad Genetics Australia PTY LTD[2]	Australia

Myriad Genetics Portugal, LDA[2]	Portugal

1 – A wholly-owned subsidiary of by Myriad Genetics, Inc., a Delaware corporation.

2 – A wholly-owned subsidiary of by Myriad Genetics B.V.